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                                                                    EXHIBIT 10.4

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             LDM TECHNOLOGIES, INC.,
                             a Michigan corporation

                                       AND

                             DBM TECHNOLOGIES, LLC,
                      a Michigan limited liability company


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                                TABLE OF CONTENTS
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1.   SALE AND TRANSFER OF ASSETS..........................................  1
     1.1    Transfer of Assets ...........................................  1
     1.2    Retained Assets ..............................................  3
     1.3    Business .....................................................  3
     1.4    Retained Contracts ...........................................  3

2.   CONSIDERATION .......................................................  3
     2.1    Purchase Price ...............................................  3
     2.2    Cash Price ...................................................  3
     2.3    Current Assets ...............................................  3
     2.4    Current Liabilities ..........................................  4
     2.5    Assumed Liabilities ..........................................  4
     2.6    Inventory ....................................................  4
     2.7    Accounts Receivable ..........................................  4
     2.8    Retained Liabilities .........................................  4
     2.9    Time for Determination .......................................  5
     2.10   Payment of the Purchase Price ................................  5
     2.11   Determination of the Cash Price ..............................  5
     2.12   Assignment ...................................................  6

3.   CLOSING PAYMENT AND OTHER MATTERS ...................................  6
     3.1    Closing ......................................................  6
     3.2    Closing Deliveries ...........................................  6
     3.3    Allocation ...................................................  6
     3.4    (Reserved) ...................................................  7
     3.5    Seller to Assume Risk Prior to Closing .......................  7

4.   CERTAIN COVENANTS OF SELLER AND BUYER................................  7
     4.1    Negative Covenants ...........................................  7
     4.2    Affirmative Covenants ........................................  7
     4.3    Seller's Employees ...........................................  7

5.   REPRESENTATIONS AND WARRANTIES OF SELLER ............................  8
     5.1    Organization and Good Standing ...............................  8
     5.2    Authority ....................................................  9
     5.3    Due Authorization: Enforceability ............................  9
     5.4    No Conflicts .................................................  9
     5.5    Permits ......................................................  9
     5.6    Title to Property ............................................ 10

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
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     5.7    Litigation ................................................... 10
     5.8    Delivery of Schedules ........................................ 10

6.   REPRESENTATIONS AND WARRANTIES OF BUYER ............................. 10
     6.1    Organization and Good Standing ............................... 10
     6.2    Authority .................................................... 10
     6.3    Due Authorization; Enforceability ............................ 10
     6.4    No Conflicts ................................................. 11

7.   CONDITIONS TO BUYER'S PERFORMANCE.................................... 11
     7.1    Representations and Warranties ............................... 11
     7.2    Approval ..................................................... 11
     7.3    Organizational Documents ..................................... 12
     7.4    No Litigation ................................................ 12
     7.5    Licenses and Permits ......................................... 12
     7.6    Consents...................................................... 12
     7.7    Performance .................................................. 12
     7.8    Real Property Leases with Seller ............................. 12

8.   CONDITIONS TO SELLER'S PERFORMANCE .................................. 12
     8.1    Representations and Warranties ............................... 12
     8.2    Approval ..................................................... 13
     8.3    Organizational Documents ..................................... 13
     8.4    No Litigation ................................................ 13
     8.5    Real Property Leases with Buyer .............................. 13
     8.6    Performance .................................................. 13

9.   OTHER COVENANTS AND AGREEMENTS ...................................... 13
     9.1    Assignment ................................................... 13
     9.2    Bulk Sales Law ............................................... 13
     9.3    Further Assurances ........................................... 13
     9.4    Broker's Fees ................................................ 14
     9.5    Communications ............................................... 14
     9.6    Misdirected Property ......................................... 14
     9.7    Business Records ............................................. 14
     9.8    Confidentiality .............................................. 14
     9.9    Joint Obligations of the Parties.............................. 15
     9.10   Employee Benefit Plans.......... ............................. 16

10.  INDEMNIFICATION ..................................................... 17
     10.1   Survival ..................................................... 17
     10.2   Indemnification by Seller or Buyer ........................... 18


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

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     10.3   Indemnity Payments ........................................... 19

11.  GENERAL PROVISIONS .. ............................................... 19
     11.1   Successors and Assigns ....................................... 19
     11.2   Section Headings ............................................. 19
     11.3   Cooperation .................................................. 20
     11.4   Expenses ..................................................... 20
     11.5   Schedules .................................................... 20
     11.6   Counterparts ................................................. 20
     11.7   Notice ....................................................... 20
     11.8   Severability ................................................. 21
     11.9   Governing Law ................................................ 21
     11.10  Waiver ....................................................... 21
     11.11  Public Statements ............................................ 22
     11.12  Entire Agreement ............................................. 22
     11.13  Termination .................................................. 22
     11.14  Affiliate; Knowledge ......................................... 22

LIST OF SCHEDULES ........................................................ 24

SCHEDULE 1.2 ............................................................. 25

SCHEDULE 1.4 ............................................................. 26

SCHEDULE 3.3 ............................................................. 27

SCHEDULE 5.4 ............................................................. 28

SCHEDULE 5.6 ............................................................. 29

SCHEDULE 5.7 ............................................................. 30


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     THIS AGREEMENT dated as of December 31, 1998, between DBM Technologies,
LLC, a Michigan limited liability company ("Buyer") and LDM Technologies, Inc., a Michigan corporation ("Seller"),

                                  WITNESSETH:

    WHEREAS, Buyer desires to purchase from Seller, and Seller desire to sell to Buyer, substantially all of the assets owned or used by Seller in the Business (as defined in Section 1.3),

                                  AGREEMENTS:

    NOW, THEREFORE, in consideration of the above premises and of the mutual representations, warranties and covenants contained in this Agreement, Seller and Buyer agree as follows:

1.  SALE AND TRANSFER OF ASSETS.

    1.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, and Buyer hereby agrees to purchase, on the Closing Date (as defined in Section 3.1) all of Seller's right, title, and interest in and to all of the assets owned or used by Seller in the Business, other than the Retained Assets (as defined in Section 1.2), including, without limitation, inventory, accessories, intellectual property, specified contracts, permits, licenses, and selected other personal property (collectively referred to as the "Assets"). Without limiting the foregoing, the Assets include the Accessories, Intellectual Property, Permits, Business Records, Rights Under Assumed Contracts, Inventory, Receivables, Cash and Data as follows:

         A. All motor vehicles, furniture (other than the Retained Assets) and removable fixtures or other appurtenances ("Accessories") used by Seller or any of its affiliates in connection with the Business, but excluding (i) the Retained Assets, and (ii) items solely used by Seller or its affiliates to provide centralized administrative services to the Business;

         B. All of Seller's ownership, use, license or similar rights and interests in the Business's trade names, trademarks and service marks, licenses, copyrights, technical information, know-how, proprietary information, computer software, all letters patent (utility and design) and pending applications for patents as well as any rights in all other intellectual property (excluding Retained Assets) used in the Business (collectively "Intellectual Property"), together with the goodwill associated with trademarks and service marks of the Business and other goodwill of the Business (collectively the "Goodwill");


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         C. All governmental permits, consents, authorizations, approvals, and licenses (collectively, "Permits") now held by Seller in connection with the Business to the extent that Seller's rights under such Permits are transferable;

         D. All engineering drawings, material specifications, process and routing sheets, bills of materials, employee records, test data, catalogs, brochures, advertising materials, and business records of Seller relating to the Business (excluding tax records and corporate minute books of Seller) ("Business Records");

         E. All of Seller's rights relating to the Business under (i) all licenses (the "Licenses"); (ii) contracts to sell Inventory and/or provide services to Seller's customers; (iii) contracts to purchase raw materials and supplies from suppliers; (iv) customer purchase orders; and (v) other contracts entered into in the Business, whether or not in the ordinary course of Business, and whether or not executory, performed, terminated or otherwise involving on-going rights or obligations, other than Retained Contracts as hereinafter defined (collectively items (i), (ii), (iii), (iv) and (v) being the "Assumed Contracts") (collectively "Rights Under Assumed Contracts");

         F. All of Seller's "Inventory" (as defined in Section 2.7) relating to the Business on the Closing Date.

         G. All rights to payment of any kind (and any security therefor) owing to Seller, with respect to the Business (exclusive of Retained Assets), including, without limitation, rights to payment by reason of: (i) accounts receivable and any other accounts, whether such right to payment is classified by law as an instrument, chattel paper, contract right, account, general intangible or otherwise; (ii) rights to refunds or rebates arising from operation of the Business; and (iii) general intangibles, including rights, claims or causes of action against third parties (collectively, "Receivables");

         H. All cash and cash equivalents of the Business on hand and in accounts and all security deposits of any kind whatsoever ("Cash"); and

         I. All computerized data bases containing information relating to the Business, including, but not limited to, customer lists, third party contractors, suppliers, and accounting records and any and all other information related to the Business to be provided to Purchaser in the form currently used by Seller in the ordinary course of operating the Business ("Data").

         Seller agrees to deliver to Buyer at the Closing good, clear, marketable title to the Assets, free and clear of all claims, liabilities, obligations, restrictions, security interests, leases, liens, charges and encumbrances (other than Assumed Liabilities as hereinafter defined and other than set forth in Schedule 5.6)


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    1.2  Retained Assets. The term "Retained Assets" shall mean the machinery and equipment of the Business and owned by Seller, Seller's minute books, and any tax attributes relating to the Business prior to the Closing Date, including tax refunds, credits and net operating loss carry-overs of Seller for periods up to the Closing Date, rights of Seller in its six (6) real estate leases of the facilities identified on Schedule 1.2, and Seller's rights in Retained Contracts, and any assets of Seller not located at the Schedule 1.2 locations (including those used to provide administrative services to those locations).

    1.3 Business. The term "Business" as used in this Agreement shall mean the operations of manufacture and sale of various automotive components and services related thereto (including, without limitation, tooling and engineering) conducted at the six (6) facilities identified on Schedule 1.2.

    1.4 Retained Contracts. "Retained Contracts" shall mean Seller's six (6) real estate leases of the facilities identified on Schedule 1.2 under which Seller is the lessee, all contracts in which Seller is a party that do not relate to the Business, or which solely relate to providing administrative services to the Business by Seller or its affiliates, and any other contracts identified on Schedule 1.4.

2.  CONSIDERATION.

    2.1 Purchase Price. In consideration for the sale and transfer of the Assets of the Business effective as of the Closing Date, Buyer hereby agrees to and will pay, perform and discharge, as of the Closing Date or as otherwise provided, all of the following, which will collectively be described as the "Purchase Price":

         A.   The "Cash Price" as hereinafter defined; plus

         B.   The amount of the "Assumed Liabilities", as hereinafter defined.

    2.2  Cash Price. The "Cash Price" shall be the:

         A.   "Current Assets" (as defined herein) for the Business,

                    less the:

         B.   "Current Liabilities" (as defined herein) for the Business.

    2.3 Current Assets. The "Current Assets" shall mean the amount at which Current assets are carried on the "Closing Balance Sheet" (as defined herein) of the Business. As to "Inventory" (as defined herein), this will be the lower of cost or market, and as to "Accounts

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Receivable" (as defined herein), it will be the book amount of such receivables subject to any reserve or credit for uncollectible accounts or adjustments owed to customers not already taken into account in the definition of Accounts Receivable.

    2.4 Current Liabilities. The "Current Liabilities" shall be the amount of current liabilities carried on the balance sheet of the Business as of the Closing Date.

    2.5 Assumed Liabilities. The "Assumed Liabilities" means the obligations and liabilities contained within or resulting from the following items, whether now existing or arising in the future:

         A. All obligations and liabilities under Assumed Contracts;

         B. all obligations and liabilities which are Current Liabilities;

         C. all other obligations and liabilities arising out of the ownership or operation of the Business, whether or not incurred in the ordinary course of business, and whether incurred or arising before or after the Closing Date, apart from federal, state or local income tax or Single Business Tax liabilities of Seller arising out of ownership or operation of the Business for periods prior to the Closing Date;

         excluding only Retained Liabilities.

    2.6 Inventory. The "Inventory" shall mean the inventory of items for sale to customers as part of the Business, which includes, but is not necessarily limited to, the raw materials, spare parts, work-in-process and finished goods as of a given point in time.

    2.7 Accounts Receivable. The "Accounts Receivable" shall mean the book amount of accounts receivable carried on the balance sheet of the Business at a given point in time, prior to any reduction for reserves for uncollectible accounts or credits or adjustments owed customers not reflected in such book amount.

    2.8 Retained Liabilities. Seller shall specifically retain, and Buyer shall not assume or pay, any obligations, liabilities and commitments of Seller under the items described below in this Section, which items shall collectively constitute the "Retained Liabilities":

         A. All obligations and liabilities for taxes (including penalties, interest and additions to tax) of Seller, including all obligations and liabilities for taxes relating to consolidated or combined tax returns which include the Business activities up to the Closing Date;

         B. any obligations of Seller under Retained Contracts; and

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         C. any other liability or obligation of Seller not expressly assumed by
            Buyer hereunder.

    2.9 Time for Determination. For purposes of computing, determining and identifying the components of the Purchase Price, or identifying the Assets, each definition used in this regard is computed, determined and its components identified as of the date of the Closing Balance Sheet, with the exception of Assumed Liabilities, which may arise or become quantified both before and after the Closing Date.

    2.10 Payment of the Purchase Price. Buyer shall pay and perform the following in order to provide the Purchase Price to Seller:

         A. At Closing. At the Closing, on the Closing Date (as such terms are defined herein), Buyer will:

            1. Deliver cash or immediately available funds, in U.S. currency, to
               Seller in the amount of eighty percent (80%) of the Cash Price, with each component of that Cash Price determined as of the date of the Closing Balance Sheet.

            2. Deliver its subordinated promissory note ("Buyer Note") in the form of Exhibit 2.10.A.2 attached hereto in the amount of twenty percent (20%) of the Cash Price.

            3. Assume or pay all Assumed Liabilities.

         B. After Closing. After the Closing, Buyer will:

            1. Pay or otherwise discharge and perform all Assumed Liabilities whether under Assumed Contracts or otherwise, as they come due, without incurring penalty or interest or permitting default in any of such obligations.

    2.11 Determination of the Cash Price. The Cash Price will be determined as follows:

         A. Seller shall prepare and deliver to Buyer at the Closing a balance sheet for the Business dated December 31, 1998 (the "Closing Balance Sheet") along with a computation of the Cash Price as of the Closing Date, each of which shall be prepared in accordance with generally accepted accounting, principles ("GAAP") and, even if differing from GAAP, the provisions of this Agreement and Seller's past practices. The Closing Balance Sheet will be used to compute the Cash Price. All monetary amounts referred to in this Agreement are in U.S. funds.


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         B. If Buyer agrees with the Closing Balance Sheet, it shall so notify
Seller at the Closing in writing. The date such notification is received by Seller is the date the Cash Price has been determined by agreement.

     2.12 Assignment. Contracts assumed by Buyer hereunder (Assumed Contracts) shall be deemed to have been assigned by Seller to Buyer effective with the Closing; provided, however, that to the extent that the assignment of any such Assumed Contracts requires the consent of the other parties thereto, this Agreement and any closing documents ancillary hereto shall not constitute a breach thereof. In cases in which the consent of a third party to assignment of a contract is legally required, Seller will exercise reasonable efforts to obtain such consent, unless directed otherwise by Buyer or its representatives. In the event that any third party shall refuse to grant consent, or as to any contracts on which Buyer directs Seller not to seek consent, Seller shall retain such contract in its name and attempt, to the extent reasonably possible, to provide Buyer with the benefits of such contracts. To the extent Buyer is able to enjoy the benefits of each contract, the costs and performance of such contract shall be the responsibility of Buyer, and the lack of such consent shall not then be a breach of any representation or obligation of Seller hereunder.

3.   CLOSING PAYMENT AND OTHER MATTERS.

     3.1 Closing. The closing of the transactions contemplated hereby ("Closing") shall be held at the offices of Dean & Fulkerson, P.C., 801 West Big Beaver Road, Suite 500, Troy, Michigan, at 9:00 a.m (local time) on February 1, 1999, or such other date as the parties agree upon in writing (the "Closing Date"), and shall be effective as of 12:01 a.m. on the date following the Closing Date. Unless the parties otherwise agree in writing, if the Closing has not occurred by the Closing Date, then this Agreement will be deemed to have been terminated and abandoned, in which event all obligations of the parties herewith shall terminate except for the parties' obligations in Sections 9.4, 9.8, 11.4 and 11.11, subject to the legal rights and remedies of either party arising out of the other party's breach of any provision of this Agreement.

     3.2 Closing Deliveries. On the Closing Date, Seller shall grant and deliver to Buyer exclusive possession of the Assets in the manner required by this Agreement. In addition to delivering all other documents required under the terms of this Agreement to be delivered by Seller at the Closing, Seller will deliver to Buyer: (a) a Bill of Sale for the Assets; (b) recordable assignments of all rights in or evidencing the use of all Intellectual Property which is or could be of public record; (c) assignments of all Assumed Contracts (in the form of an Assignment and Assumption Agreements); and (d) all documents and agreements referenced in this Agreement and the schedules hereto (the "Schedules") or otherwise reasonably required to implement the provisions of this Agreement.

     3.3 Allocation. The parties agree that all Assumed Liabilities and all other capitalized costs shall be allocated for all purposes (including, financial, accounting and tax purposes) in

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accordance with Schedule 3.3, which Schedule shall be agreed upon by Buyer and
Seller prior to the Closing Date.

     3.4 (Reserved).

     3.5 Seller to Assume Risk Prior to Closing. Possession of the Assets will be given to Buyer at the Closing. Buyer will not acquire any title to the Assets until Closing occurs and possession has been given to it in accordance with this Section 3.5, and, accordingly, all risk of loss with respect to the Assets will be borne by Seller until possession has been given to Buyer. For purposes of this Section 3.5, possession will be deemed to have been given to Buyer when Seller delivers or causes to be delivered to Buyer good and sufficient instruments of transfer and conveyance as provided in this Agreement.

4.   CERTAIN COVENANTS OF SELLER AND BUYER.

     Seller, and as set forth below, Buyer, covenant and agree that:

     4.1 Negative Covenants. Except as Buyer may otherwise consent in writing, and between the date of this Agreement and the Closing Date Seller shall not:

         A. sell or otherwise dispose of any part of the Business or Assets, except Inventory sold in the ordinary course of business; or

         B. create or suffer to exist any new encumbrances (other than any Lien for taxes not yet due and payable on any of the Assets.

     4.2 Affirmative Covenants. Except as Buyer may otherwise consent in writing, between the date of this Agreement and the Closing Date Seller shall:

         A. operate the Business only in the ordinary course and in accordance with past practices; and

         B. give to Buyer and to its counsel, accountants, and other representatives reasonable access to the premises of the Business and all of the Assets and the personnel of Seller related thereto during normal business hours upon reasonable notice; furnish to Buyer and Buyer's representatives such additional documents, financial information, and information with respect to any of the Assets or the Business as Buyer may from time to time reasonably request; and cause Seller's independent accountant to permit Buyer and its independent accountant to examine the records and working papers pertaining to financial information.

4.3 Seller's Employees.
    -------------------
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         A. Except as otherwise specifically provided herein, on or before 11:59
p.m. on the Closing Date, Seller shall terminate the employment of all employees of the Business and cause the employees of the Business to cease active participation in all Benefit Plans of Seller, including, without limitation, all health insurance, welfare and health benefit plans, all pension, profit sharing, and savings and stock ownership plans, all workers' compensation insurance and all payments into any unemployment compensation funds

         B. Buyer shall offer employment to substantially all of Seller's employees identified by Buyer in its sole discretion, but in all events Buyer will employ no less than the number of then-terminated employees of Seller that will prevent a plant closing or mass layoff under, or imposition of any liability on Seller for violation of, the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), due to such terminations, failure to give notice, or transactions pursuant to this Agreement. Buyer shall be solely liable for, and will pay any amount owing for, failure of Seller or Buyer to provide any notice required under the Worker Adjustment and Retraining Notification Act of 1988 in connection with the transaction contemplated by this Agreement. Buyer will be solely responsible for any obligations to pay severance or WARN benefits, if any, due to Seller's former employees who do not become employed by Buyer immediately after the Closing Date.

         C. Seller hereby consents to the negotiation by Buyer, if Buyer elects to do so, before or after Closing, with the appropriate collective bargaining units of new collective bargaining agreements with respect to the terms and conditions of employment of certain hourly employees represented by such union as to certain plant facilities in the Business. Seller shall take all steps reasonably necessary to assist Buyer in negotiations of such collective bargaining agreements, which shall be in form and substance satisfactory to Buyer, in its sole discretion. In the event Buyer elects to enter into such negotiations (rather than assume the existing collective bargaining agreement), Buyer, will then not assume the existing collective bargaining agreement as amended ("Union Contract") with the union, identified on Schedule 4.3.C., and Buyer shall make its election to Seller in writing on or before the Closing Date. In the event Buyer elects the negotiation alternative, any penalty or new cost imposed on Seller under the Union Contract due to or arising out of this Agreement or its transactions will be assumed and paid by Buyer as an additional Assumed Liability. The Union Contract will then be treated as a Retained Contract rather than an Assumed Contract.

5. REPRESENTATIONS AND WARRANTIES OF SELLER.

     To induce Buyer to enter into this Agreement and to consummate the transactions provided for herein, Seller represents and warrants to Buyer that:

     5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan with full power and authority


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to own and operate its properties and to carry on its business as it is now being conducted. Seller is authorized to transact business in the State of Michigan and any other State in which the nature of its business and the ownership of its properties makes such qualification necessary.

     5.2 Authority. Seller has full power, authority, and legal capacity to enter into this Agreement and to perform its obligations hereunder.

     5.3 Due Authorization; Enforceability. The execution and delivery of this Agreement by Seller and the performance of the obligations of Seller under this Agreement have been duly authorized by the Board of Directors of Seller and to the extent necessary, by its Shareholders, and all other corporate action has been taken which is necessary to authorize the execution and delivery of this Agreement by Seller and the performance of the obligations of Seller hereunder. This Agreement has been duly and validly executed and delivered by Seller and assuming valid execution thereof by Buyer, it will constitute a legal, valid, and binding obligation of Seller and be enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and except as enforceability is subject to general equity principles.

     5.4 No Conflicts. The execution, delivery, and performance of this
Agreement: (a) will not conflict with or result in a breach of any provision contained in the charter or bylaws or other organizational documents of Seller;
(b) will not result in any conflict with, breach of, or default under or require any notice, consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any contract, agreement, lease, license, franchise, permit, indenture, agreement or mortgage for borrowed money or other arrangement to which Seller is a party or is bound or to which any of its respective assets is subject or bound; and (c) will not violate any order, law, rule or regulation applicable to Seller or to the Assets. To the best of Seller's officers' knowledge, no action, consent or approval by, or filing by Seller with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation of the sale of the Assets and the other transactions contemplated hereby. Other than as described on Schedule 5.4, to the knowledge of Seller's officers, Seller is not in default under any contract, transaction, agreement, lease, or instrument to which it is a party or by which it is bound which default is likely to have a material adverse effect upon the Assets or any portion thereof or the Business. Except as set forth on Schedule 5.6, neither the execution of this Agreement nor the consummation of the transactions herein contemplated will result in the creation of any Lien on any of the Assets; and neither Seller nor, to its officers' knowledge, any third party is in default (or would be in default upon the giving or receipt of notice or the passage of time or both) under any of the Assumed Contracts or other contracts to which Seller is a party relating to the Business.

     5.5 Permits. The "Permits" referenced in Section 1.1.C. are, to Seller's officers' knowledge, the only permits consents, approvals, licenses and authorizations required to enable the

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Business, as currently operated, to comply with applicable laws and regulations.
Seller is in compliance in all material respects with the terms of all of said Permits.

     5.6 Title to Property. Except as set forth in Schedule 5.6. Seller owns and possesses all right, title and interest in and to the Assets free and clear of all Liens or other restrictions on transfer.

     5.7 Litigation. Except as set forth in Schedule 5.7, (a) there is no claim, action, suit, charge, proceeding, arbitration, investigation, hearing, or notice of hearing (each and all of the foregoing items being herein referred to as "Litigation"), pending or, to the knowledge of Seller's officers, threatened by or before any court or governmental or administrative authority or private arbitration tribunal against Seller which relates to or affects the Assets or Business or the transactions contemplated hereby, (b) Seller has not been permanently or temporarily enjoined or barred by order, judgment, or decree of any court or other tribunal or any agency or self-regulatory body from engaging in or continuing any conduct or practice in connection with the Business, and
(c) there is not in existence any order, judgment, or decree of any court or other tribunal or any agency or self-regulatory body requiring Seller to take any action of any kind which is not required generally of other entities in businesses similar to the Business with respect to the Business or Assets or to which Seller or its properties or Assets are subject or by which Seller is bound with respect to the Business or Assets.

     5.8 Delivery of Schedules. Seller will be entitled to update all Schedules to the date of Closing.


6.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     To induce Seller to enter into this Agreement and to consummate the transactions provided for herein, Buyer represents and warrants to Seller that:

     6.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan with full power and authority to own and operate its properties and to carry on its business as it is now being conducted.

     6.2 Authority. Buyer has full power, authority, and legal capacity to enter into this Agreement and to perform its obligations hereunder.

     6.3 Due Authorization: Enforceability. The execution and delivery of this Agreement by Buyer and the performance of the obligations of Buyer under this Agreement have been duly authorized by the Members of Buyers, and to the extent necessary by its Managers, Officers or Directors, if any, and all other limited liability company action has been taken which is necessary to authorize the execution and delivery of this Agreement by Buyer and the performance of the obligations of Buyer hereunder. This Agreement has been duly and validly executed and delivered by Buyer and, assuming valid execution thereof by Seller, it will constitute a legal, valid and binding obligation of Buyer and be enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights generally and except as enforceability is subject to general equity principles.

     6.4 No Conflicts. The execution, delivery, and performance of this
Agreement: (a) will not conflict with or result in a breach of any provision contained in the Articles of Organization; Operating Agreement or other organizational documents of Buyer, (b) result in any conflict with, breach of, or default under or require any notice, consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any contract, agreement, lease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject or bound; and (c) will not violate any order, law, rule or regulation applicable to Buyer. No action, consent or approval by, or filing by Buyer with, any United States, federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation of the sale of the Assets and the other transactions contemplated hereby.

7. CONDITIONS TO BUYER'S PERFORMANCE

     The obligations of Buyer under this Agreement, including that of consummating the transactions contemplated herein, shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     7.1 Representations and Warranties. All representations and warranties of Seller contained in this Agreement, or any of the certificates, schedules, exhibits, or other documents attached to this Agreement or delivered to Buyer pursuant to this Agreement shall be true, correct, and complete on and as of the date when made and on and as of the Closing Date, and Seller's authorized Officer shall have executed and delivered to Buyer a certificate dated as of the Closing Date to the foregoing effect.

     7.2 Approval. The execution, delivery, and performance of this Agreement and of the other documents provided for herein shall have been approved by the Board of Directors of Seller, and Buyer shall have received copies of resolutions to that effect duly adopted by the Board of Directors of Seller and certified by the Secretary or an Assistant Secretary of Seller.

     7.3 Organizational Documents. Seller shall have delivered to Buyer certified copies of the charter and bylaws and other organizational documents of Seller, as amended to the Closing Date, and a Certificate of Good Standing of such Seller issued by the appropriate authority in Michigan.

     7.4 No Litigation. No action or proceeding shall have been instituted or threatened before any court or governmental agency to restrain or prohibit performance of this Agreement or the transactions contemplated herein.

     7.5 Licenses and Permits. Seller shall have transferred to Buyer, or Buyer shall have otherwise obtained, all licenses and permits with respect to the Business, the absence of which would be likely to have a material adverse effect on the ability of Buyer to conduct the Business after the Closing Date in the manner in which it has been conducted by Seller.

     7.6 Consents. Seller shall have obtained and delivered to Buyer all of the consents of third parties required for the assignment to Buyer of all Assumed Contracts, subject to the provisions of Section 2.13.

     7.7 Performance. The performance by Buyer of its covenants under this Agreement and the Closing of the transactions contemplated hereby shall be subject to the full performance by Seller of each and every covenant and condition imposed upon it hereunder; provided, however, that Buyer may at its option waive in writing the performance of any of such covenants or conditions imposed hereunder. Such waiver, however, shall not constitute a waiver of any other covenant or condition.

     7.8 Real Property Leases with Seller. Buyer and Seller shall have entered into one or more subleases to sublease the real properties described in Schedule
1.2 upon terms mutually satisfactory to Buyer and Seller, and Seller shall have delivered evidence of any required landlord consents to sublease.

8. CONDITIONS TO SELLER'S PERFORMANCE.

     The obligations of Seller under this Agreement, including that of consummating the transactions contemplated herein, shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     8.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement or any of the certificates, schedules, exhibits, or other documents attached to this Agreement or delivered to Seller pursuant to this Agreement shall be true, correct, and complete on and as of the date when made and on and as of the Closing Date, and a Member of Buyer shall have executed and delivered to Seller a certificate dated as of the Closing Date to the foregoing effect.

     8.2 Approval. The execution, delivery, and performance of this Agreement and of the other documents provided for herein shall have been approved by the Members of Buyer, and Seller shall have received copies of resolutions to that effect duly adopted by the Members of Buyer and certified by a Member of Buyer.

     8.3 Organizational Documents. Buyer shall have delivered to Seller certified copies of the organizational documents of Buyer, as amended to the Closing Date, and a certificate of the good standing of Buyer issued by the appropriate authority in the jurisdiction of its creation.

     8.4 No Litigation. No action or proceeding shall have been instituted or threatened before any court or governmental agency to restrain or prohibit performance of this Agreement

     8.5 Real Property Leases with Buyer. Buyer and Seller shall have entered into one or more subleases to sublease the real properties described in Schedule
1.2 upon terms mutually satisfactory to Buyer and Seller.

     8.6 Performance. The performance by Seller of its covenants under this Agreement and the Closing of the transactions contemplated hereby shall be subject to the full performance by Buyer of each and every covenant and condition imposed upon it hereunder; provided, however, that Seller may at its option waive in writing the performance of any of such covenants or conditions imposed hereunder. Such waiver, however, shall not constitute a waiver of any other covenant or condition.

9. OTHER COVENANTS AND AGREEMENTS.

     9.1 Assignment. As of the Closing Date, Seller shall be deemed to have assigned to Buyer all right, title, and interest of Seller in and to such warranties (express and implied) that continue in effect with respect to the Assets or any portion of the Assets and to have nominated Buyer as the true and lawful attorney of Seller to enforce such warranties. From time to time after the Closing Date, Seller shall execute and deliver to Buyer such specific assignments of such warranty rights held by Seller as Buyer may reasonably request to enable Buyer to enforce such warranties.

     9.2 Bulk Sales Law. Buyer and Seller agree to waive compliance under this Agreement with the Michigan bulk sales law. Seller hereby agrees to indemnify, defend, and hold Buyer harmless from and against any and all claims based on non-compliance with the Michigan bulk sales law in this transaction, other than for claims pertaining to Assumed Liabilities.

     9.3 Further Assurances. At or after the Closing, at the request of Buyer, Seller shall promptly execute and deliver or cause to be executed and delivered to Buyer all such assignments, bills of sale, endorsements, powers of attorney, and other documents, in addition to those otherwise required by this Agreement, in form and substance reasonably required to (a) vest in Buyer title to and possession of the Assets, and (b) perfect and record, if necessary, the sale, transfer, assignment, conveyance, and delivery to Buyer of the Assets.

     9.4 Broker's Fees. Seller represents and warrants to Buyer that Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions or similar payments in connection with this Agreement or the transactions contemplated hereby. Buyer represents and warrants to Seller that Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions or similar payments in connection with this Agreement or the transactions contemplated hereby. Buyer and Seller each agree to indemnify and hold the other party harmless against claims arising out of a breach of the representation and warranty of such party contained in this Section.

     9.5 Communications. Seller hereby authorizes Buyer from and after the Closing Date to receive and open all mail and other communications received by the Business, and, except as otherwise provided herein, to act with respect to such communications in such manner as Buyer may elect if such communications relate to the Business or the Assets, or, if such communications do not so relate, to forward the same promptly to Seller. Seller shall promptly deliver to Buyer the original of any mail or other communication received by it after the Closing pertaining to any of the Assets or the Business or the obligations of liabilities assumed by Buyer hereunder, and any monies, checks, or other instruments of payment for amounts to which Buyer is entitled.

     9.6 Misdirected Property. After the Closing, (i) Buyer shall deliver to Seller any property which is owned by Seller and which comes into the possession of Buyer but is not included in the Assets transferred hereunder, and (ii) Seller shall deliver to Buyer any property which is owned by Buyer and comes into the possession of Seller.

     9.7 Business Records. Upon consummation of the Closing, Buyer shall maintain for at least five (5) years the Business Records pertaining to the pre-Closing Business operations. Buyer agrees to provide Seller reasonable access to and copies of such Business Records as Seller reasonably requires to conduct its business after Closing, including reporting any tax, claiming any tax refund or disputing any tax matter, upon reasonable advance notice to Buyer (which, absent actual emergency, will not be less than forty-eight (48) hours).

     9.8 Confidentiality.

     A. Except as required to assert or defend its rights in a judicial or administrative proceeding, (x) neither Seller nor Buyer will, at any time prior to the Closing Date disclose to any third parties the existence or the terms of this Agreement, and (y) Seller will not, at any time after the Closing Date disclose to any third parties any of Seller's trade secrets or proprietary information assigned to Buyer under this Agreement or which is licensed to Seller under any agreement being assigned to Buyer under this Agreement; provided, that Seller or its affiliates may use or disclose any such information once it (i) becomes generally publicly known through no fault of Seller or its affiliates, (ii) is generally or readily obtainable within the industry relating to the Business, or (iii) to the extent that Seller or its affiliates may become legally compelled to disclose any of such information. Buyer will be given a reasonable opportunity to obtain a protective order prior to disclosure under (iii).

     B. Except as required to assert or defend its right in a judicial or administrative proceeding, prior to the Closing, Buyer will not disclose or use or enable anyone else to disclose or use any "Confidential Information", which term shall mean all information relating to the Assets or the Business, except information which (i) is generally publicly known or becomes generally publicly known through no fault of Buyer, (ii) is generally or readily obtainable within the industry relating to the Business, (iii) was available or becomes available to Buyer on a non-confidential basis, or (iv) Buyer is legally required to disclose. Seller will be given a reasonable opportunity to obtain a protective order prior to disclosure under (iv). Notwithstanding the above, in connection with the transactions contemplated hereunder, Buyer may disclose Confidential Information to its accountants, lawyers and other representatives advising or assisting Buyer in connection herewith and to third parties for the purpose of obtaining debt or equity financing for the purchase of the Assets, provided that all such parties are informed of this confidentiality arrangement and the confidential nature of such information. In the event of termination of this Agreement, upon the written request of Seller, Buyer shall use all reasonable efforts to (x) cause to be delivered to Seller and retain no copies of any documents, work papers, and other materials obtained by Buyer or on its behalf from Seller, whether so obtained before or after the execution hereof, and (y) destroy any documents, memoranda, notes, or other writings prepared by Buyer based on information contained in such materials. Buyer's obligations under this
Section 9.8. B. shall terminate on the Closing Date assuming the Closing is consummated.

     C. Any non-public information that Seller obtains in connection herewith with respect to Buyer shall be deemed confidential, and Seller will not disclose such information to any third party or use such information to the detriment of Buyer; provided, that (i) Seller or its affiliates may use and disclose any such information once it has been publicly disclosed (other than by Seller in breach of its obligations under this Section 9.8. C. or which has rightfully come into the possession of Seller or its affiliates (other than from Buyer), and (ii) to the extent that Seller or its affiliates may become legally compelled to disclose any of such information, Seller or its affiliates may disclose such information if reasonable efforts have been used by Seller (and Buyer has been afforded the opportunity) to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be disclosed.

     9.9 Joint Obligations of the Parties.

     A. The parties agree to treat, and to cause all of their respective affiliates to treat, the Seller and the Buyer as Predecessor and Successor Corporations, respectively, pursuant to 26

CFR Section 31.3121(a)(1)-(1)(b)and 26 CFR Section 31.3306(b)(1)-l(b) for
purposes of computing the annual wage limitations prescribed by 26 USC Section 3121(a)(1) and 26 USC Section 3306(b)(1) and the regulations thereunder. Such treatment shall apply to all persons employed by the Seller and employed by the Buyer after the Closing. The parties further agree to handle all reporting requirements mandated by 26 USC Section 6011(a) and 26 USC Section 6051(a) and the regulations thereunder under the procedures set forth in Section 5 ("Alternate Procedures") of Rev. Proc. 83-66, 1983-36 I.R.S. 15, as amended by Rev. Proc. 84-77, and particularly Section 5 (Alternate Procedure) thereof. The parties shall cooperate in the exchange of information required by this Section. The Buyer shall reimburse the Seller for any and all penalties assessed on the Seller due to the Buyer's failure to comply with 26 USC Section 6051(a) and regulations thereunder.

         B. Pursuant to Section 5 of IRS Rev. Proc. 84-77, Buyer will assume Seller's obligation to furnish Forms W-2 to employees of the Business subject to U.S. income tax for the year in which the Closing occurs. Seller will provide Buyer the information not available to Buyer relating to periods ending on or before the Closing necessary for Buyer to prepare and distribute Forms W-2 to employees of the Business for the year in which the Closing occurs, which forms will reflect all remuneration earned by employees from both Seller and Buyer during such year. Buyer will prepare and distribute such forms.

     9.10 Employee Benefit Plans.

          A. On the Closing Date, Buyer will:



          1. Become plan sponsor, plan administrator, and assume all "Employee Benefit Plans" as defined herein, which are separately maintained by Seller for the Business (or simply assume any Employee Benefit Plans maintained by or for any union representing employees of the Business) as of the Closing Date, and all contributions therefor will be prorated as of the Closing Date; and

          2. Not become plan sponsor, plan administrator or assume any other Employee Benefit Plans which are not described in Section 9.10.
               A.1. above to cover employees of the Business. Buyer will establish comparable Employee Benefit Plans to those not assumed hereunder to cover employees of the Business it hires on or after the Closing Date.

          B. Seller shall have the obligation to continue to offer and provide such continuation of coverage as required by Section 4980B of the Code and in Regulation ss. 1. 162-26 and Sections 601 and 608 of ERISA and compliance with the Health Insurance Portability and Accountability Act of 1996 to all of its employees, former employees and qualified beneficiaries

(including employees and qualified beneficiaries who incur a qualifying event as the result of the sale of assets contemplated by this Agreement). Buyer shall also fulfill the requirements of the Family and Medical Leave Act (FMLA) with respect to employees of the Business who have taken or requested an FMLA-qualifying leave on or before the time of the Closing. Buyer shall have no obligation to provide continuation of coverage except with respect to those employees (and their qualifying beneficiaries) who are employed by Buyer and who after enrollment in Buyer's group health plan incur a subsequent qualifying event which causes a loss of coverage under Buyer's group health plan.

         C. "Employee Benefit Plan(s)" means all benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (29 USC 100 et seq.) ("ERISA"), which have been or are currently contributed to or maintained by the Seller or any predecessor employer as such term is utilized in Section 414(a) of the Internal Revenue Code of 1986, as amended, (the "Code") or any employer who was or is within the same controlled group of corporation as with the Seller (as defined in Code Section 414(b)), or any employer who was or is in a partnership under common control with the Seller (as defined in Code Section 414(c)), or any employer who was or is a member of an affiliated service group with the Seller (as defined in Code Section 414(m)), including but not limited to any agreement, policy or practice providing benefits including any payroll practice, severance pay plan, arrangement or practice, percentage compensation plan, executive compensation plan, bonus plan, profit sharing, incentive compensation plan or arrangement, union plan, employee stock ownership or stock purchase plan, deferred compensation or supplemental agreement or arrangement, and any fringes such as holiday pay, employee gifts and employee discount purchases.

10. INDEMNIFICATION.

     10.1 Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby. Representations, warranties and covenants made hereunder, other than those contained in Section 10.2.A.(iv), shall survive the execution and delivery of this Agreement and the Closing Date for a period of one (1) year after the Closing Date. Representations, warranties and covenants contained in
Section 10.2.A.(iv) shall survive the execution and delivery of this Agreement and the Closing Date for a period of six (6) years after the Closing Date. Seller's liabilities with respect to the Retained Liabilities are unlimited as to dollar amount and survival period and nothing herein shall be deemed to limit in any way whatsoever Seller's liability respecting the Retained Liabilities.

     10.2 Indemnification by Seller or Buyer.

         A. Subject to the limitations set forth in Section 10.2B. below, the Seller agrees to indemnify Buyer, its officers, managers, and members (the "Buyer Parties") and hold them harmless against any loss, liability, deficiency, damage or expense including, but not limited to, legal expenses and costs, ("Losses") which Buyer Parties may suffer, sustain or become subject to, as a result of (i) the breach of any representation or warranty contained in Article 5 of this Agreement; (ii) the breach of any representation, warranty (other than representations or warranties set forth in Article 5), covenant or agreement made by the Seller contained in this Agreement; (iii) any Retained Liabilities or Retained Contracts; or (iv) any liability or obligation known by Seller's officers to exist or to be likely to be incurred but not disclosed to Buyer's president prior to the date of this Agreement; and any other liability or obligation arising out of Seller's conduct of the Business or state of facts in existence prior to the Closing Date to the extent such liabilities or obligations give rise to any personal or vicarious liability to any of Buyer's members or their affiliates.

         B. The indemnification provided for in Section 10.2A.(i) or (ii) is subject to the following limitations:


         1. The Seller will be liable to Buyer Parties for a Loss only if the Buyer gives the Seller a written "Claim Notice" (as defined in Section 10.2. D.) therefor within one (1) year after the Closing Date;

         2. The Seller will not be liable to Buyer Parties for any such Losses unless and until the aggregate amount of all such Losses relating to all such breaches exceeds Fifty Thousand and no/100 Dollars ($50,000.00), and then only for the amount in excess of that level; and

         3. The Seller will not be liable to Buyer Parties for any such Losses to the extent that such Losses exceed One Million Fifty Thousand Dollars ($1,050,000.00) in the aggregate.

         C. The Buyer agrees to indemnify the Seller, its officers, directors and shareholders (the "Seller Parties") and hold them harmless against any Losses the Seller Parties may suffer, sustain or become subject to, as a result of (i) a breach (or alleged breach) of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement, or (ii) any Assumed Liability, including any Assumed Contract or Current Liability.

         D. If a party hereto seeks indemnification under this Section 10.2, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") specifying in reasonable detail the basis for the claim. In that regard, upon any suit, action, or claim of liability or obligation being brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 10.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto (a "Claim Notice"). Then Indemnifying Party shall, at its own expense, be entitled to participate in and, to the extent that it shall desire, assume the defense of any such claim or proceeding. If the Indemnifying Party elects to assume control of such defense or settlement, the Indemnifying Party shall within thirty (30) days (or sooner, if the nature of the matter so requires) notify the Indemnified Party of its intent to do so, and the indemnified party shall cooperate with all reasonable requests, in the compromise of, or defense against, such claim or proceeding and shall make available to the Indemnifying Party any books, records, other documents or personnel within its control that are necessary or appropriate for such defense. If the Indemnifying Party elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the Indemnified Party; no compromise or settlement shall be agreed or made without the Indemnified Party's written consent. In any case, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party does not elect to assume the defense or settlement in a manner reasonably satisfactory to protect the Indemnified Party fully, the Indemnified Party may engage independent counsel to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified Party may determine. The reasonable fees and disbursements of such counsel (as well as amounts paid in settlement and any amount paid under a judgment against any Seller Parties) shall constitute amounts for which indemnification shall be made hereunder. Indemnification obligations shall survive until paid, once a timely Claim Notice has been given.

     10.3 Indemnity Payments. The parties agree that any amounts owed by the Indemnifying Party to the Indemnified Party pursuant to this Section 10 may be offset by the Indemnifying Party against any other amounts owing from the Indemnified Party to the Indemnifying Party.

11. GENERAL PROVISIONS.

     11.1 Successors and Assigns. The rights under this Agreement are not assignable, nor are the duties delegable by a party, without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void.

     11.2 Section Headings. The Section headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.3 Cooperation. Each of the parties hereto agrees to use reasonable commercial efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied.

     11.4 Expenses. Whether or not the obligations of the parties hereto are performed and except as otherwise expressly provided herein, each party shall pay its own expenses incident to the preparation of this Agreement and for the consummation of the transactions contemplated hereby.

     11.5 Schedules. The Schedules to this Agreement shall be delivered by the parties hereto contemporaneously with the execution and delivery of this Agreement, except as otherwise expressly provided herein. All the Schedules, Exhibits and other attachments to this Agreement are hereby incorporated herein by reference and constitute a part of this Agreement as if fully set forth herein. This Agreement together with the Schedules, Exhibits and other attachments hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may not be changed, modified or amended except by an instrument in writing signed by the parties; provided, however, that Seller is permitted to unilaterally update any Schedule or Exhibit to the date of Closing as it deems necessary, and Seller will not have breached any representation or warranty due to the differing content or time of making such Schedule disclosures.

     11.6 Counterparts. This Agreement maybe executed in any number of counterparts, each of which when executed and delivered shall be an original, and all such counterparts shall constitute but one and the same instrument. This Agreement, once executed, may be delivered to either party through the use of facsimile transmission. In this regard, any and all signatures of the parties appearing on any facsimile copies of the signature page of this Agreement shall be deemed, unless otherwise proved, the lawful and valid signature of the executing party.

     11.7 Notice. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the intended recipient or its permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

If to Seller or Seller Parties:

           LDM Technologies, Inc.                     Facsimile: (248) 858-2812
           2500 Executive Hills Drive
           Auburn Hills, Michigan 48326
           Attn: Gary E. Borushko

With a copy to:

           Michael B. Lewis, Esq.                     Facsimile: (248) 362-1358
           Dean & Fulkerson, P.C.
           801 W. Big Beaver Road, Suite 500
           Troy, Michigan 48084

If to Buyer or Buyer Parties:

           DBM Technologies, Inc.                     Facsimile: (313) 465-7513
           2500 Executive Hills Drive
           Auburn Hills, Michigan 48326
           Attn: Larry Crawford

With a copy to:

           Alex L. Parrish, Esq.                       Facsimile: (313) 465-7513
           Honigman Miller Schwartz & Cohn
           2290 First National Building
           Detroit, Michigan 48226

     11.8 Severability. In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     11.9 Governing Law. This Agreement shall be governed by the laws of the State of Michigan.

     11.10 Wavier. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by another party shall impair any such right, power, or remedy except as expressly set forth herein. Any waiver, permit, consent, or approval of any kind or character of any breach or default under this Agreement or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. The rights and remedies granted the parties under this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

     11.11 Public Statements. After the date of this Agreement, neither Seller nor Buyer will issue any press release or make any other public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable law; provided that the foregoing limitation shall terminate with respect to each party upon Closing, subject to the restrictions of Section 9.8.

     11.12 Entire Agreement. This Agreement constitutes an agreement solely between the parties hereto, and is not intended to and shall not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any person (including, without limitation, any employees or former employees of the Business) other than the parties hereto and their respective legal representatives, successors, or permitted assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

     11.13 Termination. This Agreement may be terminated by mutual written consent of all of the parties hereto.

     11.14 Affiliate; Knowledge. The term "Affiliate" or "affiliate" shall mean any person or entity, directly or indirectly controlling, controlled by, or under common control with the other person or entity. "Knowledge" of a person as used in this Agreement with respect to facts or circumstances shall mean actual knowledge of the person. Actual knowledge of any officer, but only an officer (or if there are no officers, of a manager) of such party will be imputed and deemed to be actual knowledge of such party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

                                        SELLER:

WITNESSES:                              LDM TECHNOLOGIES, INC.



                                    By:
-----------------------------          -----------------------------------------

                                         Its:
-----------------------------                -----------------------------------

                                                 BUYER:


                                                 DBM TECHNOLOGIES, LLC

                                             By:
------------------                                ---------------------------
                                             Its:  CEO
------------------                                ---------------------------

                               LIST OF SCHEDULES
                               -----------------

1.2       Facility Locations

1.4       Retained Contracts

3.3       Allocation

5.4       Conflicts

5.6       Encumbered Assets

5.7       Litigation

                                  SCHEDULE 1.2

                               FACILITY LOCATIONS
                               ------------------

1.   1470 McMillan ("Owosso West")
     Owosso, Michigan 48867

2.   1650 E. South Street ("Owosso East")
     Owosso, Michigan 48867

3.   503 S. Shiawassee
     Corunna, Michigan 48817

4.   539 N. Belvedere
     Gallatin, Tennessee 37066

5.   838 Industrial ("Owensboro North")
     Owensboro, Kentucky 42301

6.   518 Industrial ("Owensboro South")
     Owensboro, Kentucky 42301

                                  SCHEDULE 1.4

                               RETAINED CONTRACTS
                               ------------------

                                     NONE.

                                  SCHEDULE 3.3

                                   ALLOCATION
                                  -----------

Cash                          $             4,352

Other Current Assets          $         8,785,733

                                  SCHEDULE 5.4

                                   CONFLICTS
                                   ---------

                                     NONE.

                                  SCHEDULE 5.6



                               ENCUMBERED ASSETS
                               -----------------


- BankAmerica Business Credit, Inc. ("BABC") has a security interest in all of the Assets of Seller. Such security interest will be released by BABC at the Closing, and Seller shall own and possess all right, title and interest in and to the Assets free and clear of all Liens or other restrictions on transfer.

                                  SCHEDULE 5.7

                                   LITIGATION
                                   ----------


                                 See attached.

January 29, 1999

OUTSTANDING LIABILITY CLAIMS - DBM

KENCO NORTH

Rebecca Mendez   Employment Claim.
                 Settled in the amount of $2,000.00.  Check issued on 1/21/99.
                 Waiting for signed settlement & release.


Larry Jackson    Labor Arbitration
                 10/9/98 had a triple by-pass and was returned to work without restriction. Claimed he could not pick-up part weighing 20 pounds (part actually weighed less than ig).
                 He was terminated and wants to return to work with back pay. We won the unemployment case and so far all of the arbitration appeals. Anita does not believe he will get his job back.

Paulette Parson  Department of Labor - Denied family leave.
                 Dismissed or dropped. Employee falsified the doctors note. No other correspondence received after 9/30/97 (See attached)

KENCO SOUTH

No outstanding liability cases.

KENCO CORUNNA

Charel Stevens  The Bullard-Plawecki Act
                Settlement in the amount of $9,000.00 was awarded to Ms. Stevens. Approval for settlement and payment given on January 20, 1999. Waiting for signed settlement & release. (See attached)

Donald Weekly   Employee was terminated for attendance on December 3,
                1998. Missed the day after the funeral of his grandparent.
                Received letter from an attorney inquiring into the termination. Our attorney responded to the letter. No petitions or legal papers have been filed.

Amy Kingsler    Sexual Harassment Case
Karrie Lane     No correspondence since late 1998.
Lisa Reed       (See R. Lapak to view file.)

Page Two
January 29, 1999



OUTSTANDING LIABILITY CLAIMS-DBM

Linda McIntire      Terminated from employment on August 5, 1997.
                    Letter received from an attorney August 20, 1997. No correspondence to date.

JANUARY 29, 1999

WORKER'S COMP RESOLVED/UNRESOLVED POSSIBLE LEGAL CASES AT DBM TECHNOLOGIES

MICHIGAN
EMPLOYEE NAME       DATE OF INCIDENT    CURRENT STATUS
Ariss, Charles      4/17/97             Discussion of offer occurred.
Redemption offer made ($70,000) file to be closed in approximately 60 days. Permanently restricted, unable to work here.

Brewer, Bradley     6/18/98             Applied for Mediation or Hearing,
disputes compensation paid by Travelers. RESOLVED, compromised and petition removed. Quit employment.

Harvey, Marcus      4/19/98             Made application for Hearing, disputes
Travelers denial of claim. Trial date set for 2/2/99. Released from employment.

Horn, Christopher   10/9/97             Made application for Hearing disputes
Travelers response to claim. RESOLVED, compromised and petition removed. Currently working.

Kingsley, Amy        9/18/97            Made application for Hearing, disputes
Travelers response to claim. Nuisance settlement offer made ($3,500) to date not response. Permanently laid off of work.

McCormic, Cheryl     4/2/97             Made application for Hearing, disputes
Travelers response to claim. Redemption to occur 2/10/99 for $10,000.

Theil, Colleen       8/2/97             Made application for Hearing, disputes
Travelers response to claim. Settlement negotiations currently on-going (max offer $10,000). Released from employment.

Ulrich, Debbie      12/13/96            Discussion of offer has occurred.
Fireman's Fund has not responded to my question of whether Kenco was premium paid or self-insured. Currently off of work due to restrictions. If under insured plan, approved S44,000.00.

                                LIST OF EXHIBITS
                                ----------------

2.10.A.2       Buyer Note

                                EXHIBIT 2.10.A.2

                                   BUYER NOTE
                                   ----------


See attached.

                                  SUBORDINATED
                                 PROMISSORY NOTE

$ 1,758,015.00                                                DECEMBER 31, 1999
                                                         AUBURN HILLS, MICHIGAN

     FOR VALUE RECEIVED, the undersigned, DBM Technologies, LLC ("DBM") a Michigan limited liability company ("Maker") promises to pay to the order of LDM TECHNOLOGIES, INC. ("Holder") the principal sum of One Million Seven Hundred Fifty-Eight Thousand and Fifteen ($ 1,758,015.00) Dollars in lawful money of the United States of America, or such greater or lesser amount as may be set forth in the grid attached hereto, together with interest on the unpaid principal balance at the rate of nine and one-half percent (9.50%), compounded quarterly until fully paid, and if any principal or interest is not paid when due, then interest upon the unpaid balance shall be at the rate of eleven percent (11%) per annum during the period of any default in payment. Said principal and interest shall be paid by Maker during the term hereof in lawful money of the United States in quarterly principal payments of ___________________________ ($________________) Dollars, together with accrued interest, with the first payment due on April 1, 1999, provided, however, that this Subordinated Promissory Note shall be paid in full on or before February 2, 2003.

     All payments shall be applied first against accrued interest, if any, and the remainder against the principal amount then outstanding.

     Payments hereunder shall be made to:    LDM Technologies, Inc.
                                             2500 Executive Hills Dr.
                                             Auburn Hills, Michigan 48326
                                             Attention: Gary E. Borushko


or such other place as Holder shall designate from time to time.


         This Subordinated Promissory Note is subordinated to the interest of BankAmerica Business Credit, Inc. ("BABC") pursuant to that certain Subordination Agreement dated as of December 31, 1998 by and between Holder and BABC and its Agents. In addition, Maker is a party to a Loan and Security Agreement (the "Loan and Security Agreement") with BABC which provides that Maker may not make any payments hereunder during the term of the Loan and Security Agreement. In the event that Maker is prevented from paying principal and interest hereunder by the terms of the Loan and Security Agreement, the failure to make such payments shall not constitute a default hereunder and principal due hereunder shall continue to accrue interest at the rate of nine and one-half (9.5%) percent until such restriction is no longer applicable.

     If any payment of principal of, or interest on, this Subordinated Promissory Note shall become due on a Saturday, Sunday or public holiday under applicable laws, or any other day on which banking institutions are authorized, or obligated by law, to close, such payment shall be made on the next succeeding business day and the extension of time shall in such case be included in computing interest in connection with such payment.

     Maker shall have the right at any time, and from time to time, to prepay, in whole or in part, the unpaid principal and/or interest accrued thereon, without penalty, such payments being applied first to the payment of accrued interest and the balance to the payment of principal.

     In the case of (a) a default in the payment of principal of and/or interest on this Subordinated Promissory Note when due, (b) an assignment for the benefit of the creditors of maker, (c) the filing of a petition in bankruptcy or under any debtor's law by or against Maker (which is not stayed or vacated within thirty days thereafter) for the relief or reorganization of Maker, or for the composition, extension, arrangement or readjustment of any of the obligations of Maker, (d) the appointment of any trustee, receiver or liquidator or similar official having jurisdiction over any substantial part of the property of Maker, or (e) a default in any other obligation of maker under this Subordinated Promissory Note, then in any such event, the principal of this Subordinated Promissory Note and all accrued interest thereon may, at the option of Holder, be declared due and payable, whereupon the same shall forthwith immediately become due and payable.

     If suit is brought to enforce the terms of this Subordinated Promissory Note, Holder shall be entitled to collect all reasonable costs and expenses of such suit, including, but not limited to, actual reasonable attorney's fees.

     Each party to this Subordinated Promissory Note, whether as Maker, endorser, guarantor, surety or assignor, waives presentment for payment, demand, protest, notice of protest and notice of dishonor and nonpayment of this Subordinated Promissory Note, and all defenses on the grounds of delay or of any extension of time at or after maturity for the payment of this Subordinated Promissory Note, which may hereafter be given by the Holder or holders to them, any of them or to anyone who has assumed the payment of this Subordinated Promissory Note, and each of them agrees to all of the terms of this Subordinated Promissory Note and agrees that this is the joint and several obligation of the parties to this Subordinated Promissory Note.

     No failure or delay on the part of Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof, or the exercise of any other right or power. The rights and remedies of Holder hereunder are cumulative and not exclusive of any rights or remedies which otherwise would be available. Neither any modification or waiver of any provision of this Subordinated Promissory Note, nor any consent to any departure by Maker therefrom, shall in any event be effective unless the same shall be in writing, signed by the person against whom enforcement of such modification, waiver or consent is sought, and then such modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     The provisions of this Subordinated Promissory Note shall be liberally construed in favor of the subordination of Holder's debt to its Lenders (as defined in the Loan and Security Agreement) and shall be cumulative to the rights its Lenders may have or acquire pursuant to the Loan Agreement, whether by operation of law, by contract or otherwise.

     The obligations of Maker under this Subordinated Promissory Note shall inure to the benefit of Holder and its successors, assigns and legal representatives, as the case may be. This Subordinated Promissory Note is made in and shall be governed by the laws of the State of Michigan.


                                                  DBM Technologies, LLC
                                                  "Maker"


                                                  By: ______________________

                                                  Its: _____________________




                                       3